Exhibit 99.1

ClearSign Combustion Corporation Announces Preliminary Full Year 2018 Results

SEATTLE, February 20, 2019 – ClearSign Combustion Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion technologies that improve energy and operational efficiencies while dramatically reducing emissions, today announced its preliminary results for the full year ended December 31, 2018.

“2018 proved to be a quite a year of transition in terms of leadership and behind the scenes operational progress for ClearSign. While we have covered a lot of ground, we still have work ahead of us,” said Rob Hoffman, Interim CEO and Chairman of the Board of Directors. “Thanks to the recent leadership changes, we remain optimistic about our ability to translate the continued industry interest in our Duplex™ technology into meaningful commercial traction.”

Recent strategic and operational highlights during and subsequent to the full year 2018 include:

•	Completed Follow-On Installations in Key Business Segments: The Company successfully completed follow-on installations for customers in the once-through steam generator and flare segments.

•	Engaged and Advanced Work with Two Supermajors: The Company engaged a second supermajor oil and gas company to evaluate and consider standardizing ClearSign's Duplex technology to existing heaters. Additionally, work with the first announced supermajor, ExxonMobil, advanced to the selection of a site for the initial paid installation.

•	Secured Final Approval for Collaborative Project with Southern California Regulator and Refiner: The Company announced the final approval for World Oil to be a partner on the previously announced South Coast Air Quality Management District (SCAQMD) project to demonstrate CLIR’s Duplex technology as a solution to achieve ultralow emission levels in refinery process heaters and other types of fired equipment.

•	Refreshed Board of Directors: The Company announced the appointment of experienced investors in small capitalization and emerging technology companies, including Susanne Meline, Rob Hoffman, Jim Simmons and Bruce A. Pate to the Company's Board of Directors. Addionally Mr. Hoffman was elected to Chairman and serves as the interim CEO.

•	Recruited Industry Leader With Global Sales Experience as President: In January 2019, the Company named Colin James “Jim” Deller, Ph.D. as President, to transition to Chief Executive Officer in April 2019. Dr. Deller has twenty-eight years of burner experience and most recently led the Honeywell UOP Callidus burner business worldwide.

•	Strengthened Balance Sheet: The Company closed a $12.94 million public offering of common stock in February 2018 and an $11.7 million equity investment from clirSPV, LLC in July 2018.

Revenue in 2018 was $530,000 compared to revenue of $540,000 for the full year 2017. The Company expects to report a net loss for 2018 of $9.5 million compared to $9.7 million a year ago.

Cash, cash equivalents and short term investments totaled $15,872,000 December 31, 2018.

Shares outstanding at December 31, 2018 total 26,697,261.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™, Duplex Plug & Play® and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com

Media:

Sylvester Palacios, Jr.

Pierpont Communications for ClearSign

+1 512-448-4950

spalacios@piercom.com

ClearSign Combustion Corporation and Subsidiary
Statements of Operations
(unaudited)

	For the year ended December 31
	2018	2017
Sales	$530,000	$540,000
Cost of goods sold	427,000	380,000
Gross profit (loss)	103,000	160,000
Operating expenses:
Research and development	4,036,000	4,712,000
General and administrative	5,689,000	5,160,000
Total operating expenses	9,725,000	9,872,000
Loss from operations	(9,622,000)	(9,712,000)
Interest income, net	55,000	32,000
Net loss	$(9,567,000)	$(9,680,000)
Net Loss per share	$(0.42)	$(0.63)

Balance Sheets
(unaudited)
	For the year ended December 31
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$8,949,000	$1,247,000
Short-term Investments	$6,923,000	-
Contract assets	39,000	184,000
Prepaid expenses and other assets	500,000	366,000
Total current assets	16,411,000	1,797,000

Fixed assets, net, and other assets	467,000	508,000
Patents and other intangible assets, net	1,692,000	1,856,000

Total Assets	$18,570,000	$4,161,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,080,000	$768,000
Current portion of lease liabilities	216,000	159,000
Accrued compensation and taxes	341,000	607,000
Total current liabilities	1,637,000	1,534,000
Long Term Liabilities:
Long term lease liabilities	91,000	195,000
Total liabilities	1,728,000	1,729,000

Stockholders' Equity:
Common stock, $0.0001 par value, 26,697,261 and 15,608,853 shares issued and
outstanding at December 31, 2018 and December 31, 2017, respectively	3,000	2,000
Additional paid-in capital	76,417,000	52,441,000
Accumulated deficit	(59,578,000)	(50,011,000)
Total stockholders' equity	16,842,000	2,432,000

Total Liabilities and Stockholders' Equity	$18,570,000	$4,161,000